[AMERIANA BANCORP LETTERHEAD]



Contact:  Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230



                     AMERIANA BANK ANNOUNCES PLAN TO CONVERT
                      TO AN INDIANA COMMERCIAL BANK CHARTER


NEW CASTLE, Ind. (April 8, 2009) - Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bank, the wholly owned subsidiary of Ameriana Bancorp (NASDAQ:ASBI), today announced that Ameriana Bank has submitted an application to the Indiana Department of Financial Institutions to convert its charter from an Indiana savings bank to an Indiana commercial bank. The charter change will not have any significant financial or regulatory impact or affect Ameriana Bank's current activities. Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in mid-2009.

         Gassen commented, "We have had considerable success as an Indiana savings bank. We have determined, however, that converting to an Indiana commercial bank best positions Ameriana Bank to compete in our market and to further execute our business strategy. Over the last few years, we have expanded our product offerings to include a broader range of commercial loan products. We believe the Indiana commercial bank charter will be a better fit as we continue to transform our balance sheet and product mix to more effectively pursue our banking strategy."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has an interest in Family Financial Holdings, Inc. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.